Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Reports Financial Results for the Third Quarter 2021 and

Will Host Conference Call and Webcast on Monday, November 1, 2021

Burr Ridge, Illinois - (October 29, 2021) BankFinancial Corporation (Nasdaq – BFIN) (the “BankFinancial”) filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 and a Quarterly Financial and Statistical Supplement in Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”) today.

BankFinancial reported net income for the three months ended September 30, 2021 of $1.6 million, or $0.12 per common share, compared to net income of $1.9 million, or $0.13 per common share, for the three months ended September 30, 2020.  BankFinancial also reported net income for the nine months ended September 30, 2021 of $5.0 million, or $0.35 per common share, compared to net income of $6.7 million, or $0.45  per common share, for the nine months ended September 30, 2020.  At September 30, 2021, BankFinancial had total assets of $1.660 billion, total loans of $1.047 billion, total deposits of $1.454 billion and stockholders' equity of $158 million.

The Quarterly Report on Form 10-Q and the Quarterly Financial and Statistical Supplement will be available today on BankFinancial's website, www.bankfinancial.com on the “Investor Relations” page, and through the EDGAR database on the SEC's website, www.sec.gov.  The Quarterly Financial and Statistical Supplement includes comparative GAAP and non-GAAP performance data and financial measures for the most recent five quarters.

BankFinancial's management will review third quarter 2021 results in a conference call and webcast for stockholders and analysts on Monday, November 1, 2021 at 9:30 a.m. Chicago, Illinois Time.  The conference call may be accessed by calling (844) 413-1780 using participant passcode 3184014. The conference call will be simultaneously webcast at www.bankfinancial.com, “Investor Relations” page.  For those unable to participate in the conference call, the webcast will be archived through Monday, November 15, 2021 on our website.

BankFinancial Corporation is the holding company for BankFinancial, NA, a national bank providing banking, wealth management and fiduciary services to individuals, families and businesses in the Chicago metropolitan area and on a regional or national basis for commercial finance, equipment finance, commercial real estate finance and treasury management business customers.  BankFinancial Corporation's common stock trades on the Nasdaq Global Select Market under the symbol “BFIN.” Additional information may be found at the company's website, www.bankfinancial.com

This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC, as supplemented by subsequent filings with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on BankFinancial’s web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Finance BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams President – Marketing & Sales BankFinancial, NA Telephone: 630-242-7234